SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of report (Date of earliest event reported):   May 14, 1996



                              Taubman Centers, Inc.
             (Exact Name of Registrant as Specified in its Charter)


                                    MICHIGAN
                 (State or Other Jurisdiction of Incorporation)


    1-11530                                             38-2033632
    (Commission File Number)               (I.R.S. Employer Identification No.)


    200 East Long Lake Road, Bloomfield Hills, Michigan 48304
    (Address of Principal Executive Offices)           (Zip Code)

                              (810) 258-6800
             (Registrant's Telephone Number, Including Area Code)


                                      None
         (Former Name or Former Address, if Changed Since Last Report)



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Item 5.

        On May 14, 1996, Taubman Centers, Inc. (the "Company") announced that The Taubman Realty Group Limited Partnership (TRG) has signed an agreement to acquire Paseo Nuevo shopping center in Santa Barbara, California.

     Taubman Centers, Inc., a real estate investment trust, is managing general partner of TRG, which owns, develops, acquires and operates regional shopping centers nationally.

     TRG has reached a definitive agreement with an affiliate of JMB Realty Corporation to purchase Paseo Nuevo for $37 million. The center will be owned subject to two ground leases with remaining terms of approximately 70 years. Thetransaction, which is expected to close in June, is contingent upon final due diligence review and documentation. TRG will borrow under its existing lines of credit to fund the purchase.

      Paseo Nuevo is a 463,000 square foot open air center, with 137,000 square feet of mall tenant area. Located in the heart of Santa Barbara's downtown retail district, it is anchored by Macy's and Nordstrom. The Macy's store was converted from The Broadway on May 1, 1996. The center, which opened in 1990, had mall tenant sales in 1995 of approximately $327 per square foot. Mall tenant occupancy as of December 31, 1995 was 84 percent.

      Management expects this acquisition to produce EBITDA in excess of ten percent of the acquisition cost in its first twelve months, and, accordingly, to contribute to TRG's Distributable Cash Flow. More importantly, management expects these returns to increase over time as a result of the strong growth anticipated for the center under TRG's management. The acquisition is not expected to have a material effect on TRG's or the Company's net income in 1996.

      TRG will begin managing Paseo Nuevo upon closing. The center will be the 20th center in the TRG portfolio, which includes urban and suburban regional and super regional malls in 11 states. TRG's other California centers are Hilltop and Stoneridge in the San Francisco Bay Area, and Beverly Center in Los Angeles.

                                   SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                            TAUBMAN CENTERS, INC.




Date:    May 15, 1996                       By: /s/ Bernard Winograd
                                                --------------------
                                                Bernard Winograd
                                                Executive Vice President and
                                                Chief Financial Officer